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                                                                    EXHIBIT 99.1


                                                                        Contact:
                                                                     Eric Erdman
                                                         Chief Financial Officer
                                                          Genesis Microchip Inc.
                                                                905 / 470 - 2742
                                                                        Contact:
                                                                   Vickie Gorton
                                                                    Jodi Shelton
                                                   Shelton Communications Group.
                                                                972 / 239 - 5119




                   GENESIS MICROCHIP AND PARADISE ELECTRONICS
                                 COMPLETE MERGER

TORONTO (June 1, 1999) - Genesis Microchip Incorporated [Nasdaq: GNSS] announced today its merger with privately held Paradise Electronics, Inc., of San Jose, Calif., has been completed after approval by the shareholders of both companies. The vote was held May 28, 1999.

The merger is expected to enhance Genesis's position as the leading supplier of integrated circuits for LCD monitors and strengthen its ability to serve other markets such as digital displays, HDTV, projection systems, DVD players and a variety of other applications.

"The beauty of this merger is several pronged," said Paul M. Russo, Genesis Microchip's Chairman and CEO. "We now have mixed-signal expertise and a full product line to address the entire LCD monitor market - from the low-end to the very high-end products. In addition, our combined technology, expertise and resources will allow us to aggressively pursue opportunities in several emerging markets including the consumer digital video market. We believe we are now positioned to be the premier display chip company in the evolving digital display revolution."

Jeff Diamond, CEO of Paradise Electronics and now Genesis's Executive Vice President and Chief Operating Officer added: "Paradise's experience with single-chip, mixed-signal integration complements Genesis's established imaging expertise. We're currently merging our product road maps to quickly produce the low-cost, multi-featured integrated circuits our customers are demanding."

Under the terms of the merger, 4.5 million shares of Genesis Microchip common stock are to be exchanged for all outstanding shares and options of Paradise Electronics. The merger is accounted for as a pooling of interests and qualifies as a tax-free reorganization.


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Under terms of the agreement, Alex Lushtak, Chairman of Paradise and Larry
Finch, a Paradise board member and general partner of venture capital firm Sigma Partners, join the Genesis board of directors. The board of directors also approved a change in the company's fiscal year-end to March to assist analysts and investors in making more accurate comparisons when aligning Genesis's quarterly results with those of other companies - and to assist Genesis in merger and acquisition activities.

Founded in 1996, Paradise Electronics designs and produces highly integrated mixed-mode integrated circuits for the flat panel monitor market. Customers include ADI, Compal, CTX-Opto, Fujitsu, Hitachi and Twinhead.

Genesis Microchip designs, manufactures and markets the ImEngine line of highly integrated semiconductors for a variety of video and graphics applications. Customers include Acer, Apple Computer, Dell Computer, IBM, In Focus Systems, LG Electronics, Philips, Samsung Electronics, Siemens, Sharp, SGI, Sony, Texas Instruments, ViewSonic and more than 200 other companies.

Genesis Microchip Inc. - an ISO9001-registered company - is a global leader in digital imaging technologies. The company is headquartered in Markham, Ontario, Canada, while its U.S. subsidiary is located in Mountain View, California. Further information is available at: http://www.genesis-microchip.com.

The forward looking statements contained in this news release, which reflect management's best judgment based on factors currently known, involve risks and uncertainties, including risks involving the ability to successfully integrate Genesis Microchip and Paradise Electronics, the ability to successfully develop new products, market acceptance of existing and new products of the combined companies, variances between actual and estimated costs and expenses related to the proposed merger, the potential for fluctuations on quarterly operating results, rapid technological change, and intense competition from current and potential competitors who may be able to respond more quickly to new or emerging technologies and changes in customer requirements. Actual results may differ materially.